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Exhibit 2.2

AGREEMENT AND PLAN OF MERGERS

        THIS AGREEMENT and PLAN OF MERGERS (the "Agreement") is made and entered into this 13th day of October, 2004, by and among:

  (a)
  WYNN-CROSBY 1994, LTD. ("WC 94");

  (b)
  WYNN-CROSBY 1995, LTD. ("WC 95");

  (c)
  WYNN-CROSBY 1996, LTD. ("WC 96");

  (d)
  WYNN-CROSBY 1997, LTD. ("WC 97");

  (e)
  WYNN-CROSBY 1998, LTD. ("WC 98");

  (f)
  WYNN-CROSBY 1999, LTD. ("WC 99");

  (g)
  WYNN-CROSBY 2000, LTD. ("WC 2000");

  (h)
  WYNN-CROSBY 2002, LTD. ("WC 2002"); and

  (i)
  WCOG PROPERTIES, LTD. ("WCOG");

  (herein referred to collectively as the "Limited Partnerships" or singularly as a "Limited Partnership"), and

  (a)
  KARA NICOLE LIMITED;

  (b)
  KRISTEN LEE LIMITED;

  (c)
  ERIC WYNN LIMITED;

  (d)
  CHRISTOPHER DAVID LIMITED;

  (e)
  PAIGE LEE LIMITED;

  (f)
  BERNADIEN WYNN LIMITED;

  (g)
  ROGER LEE LIMITED; and

  (h)
  GEORGE HEAPS LIMITED;

  (herein referred to collectively as the "General Partners" or singularly as a General Partner")

  (The Limited Partnerships and the General Partners may hereinafter be referred to collectively as the "Partnerships" or "Target Entities," or singularly as a "Partnership" or a "Target Entity")

        and

        WYNN-CROSBY ENERGY, INC. (herein referred to as "WCE"); and

        RONALD W. CROSBY ("Escrow Agent")

        and

        PETROHAWK ENERGY CORPORATION ("PETROHAWK").

  Each of the Target Entities and PETROHAWK may be referred to as a "Party" and the Target Entities and PETROHAWK may be referred to collectively as the "Parties".

        It is contemplated that PETROHAWK will cause to be organized and created a limited liability company ("PH-LLC") that will become the general partner of nine (9) separate to be formed Texas limited partnerships and that PETROHAWK will be the sole limited partner of each of the newly created limited partnerships.    Such limited partnerships to be organized and created are referred to herein as the "PETROHAWK Subsidiaries". The Parties hereto intend to effect the merger of particular PETROHAWK Subsidiaries with and into one or more of the Limited Partnerships and simultaneously with or immediately following such merger effect the merger of each General Partner into the Limited Partnership for which it serves as general partner. As a result of such mergers, all of the limited partners of the Limited Partnerships and all of the members of the General Partners which exist immediately preceding the Closing will be entitled to receive certain allocable proceeds of the Initial Merger Consideration.

        Appendix I hereto consists of various parts and contains schedules on which there are described Properties owned by each Limited Partnership.

        NOW, THEREFORE, the Parties hereto covenant and agree as follows:

I.
Defined Terms and Basic Terms

        Defined Terms.    The following terms as used herein, have the following meanings:

        "Acreage Allocations" shall have the meaning given such term in Section I.E. hereof.

        "Adjusted Merger Consideration" has the meaning given such term in Section I.F. hereof.

        "Agreement" has the meaning given such term in the introductory paragraph hereof.

        "Allocated Initial Merger Consideration" has the meaning given such term in Section I.E. hereof.

        "Allocated Value" has the meaning given such term in Section I.E. hereof.

        "APO" has the meaning given such term in Section II.A.20. hereof.

        "Arkoma Block" shall mean the oil, gas and mineral leases described on the schedule attached as Appendix III hereto.

        "BPO" has the meaning given such term in Section I.A.20 hereof

        "Business Day" means any day except Saturday, Sunday or any other day on which banking institutions in Dallas, Texas, are authorized to close.

        "Claim Notice" has the meaning given such term in Section XIV.D. hereof.

        "Closing" has the meaning given such term in Section I.B. hereof.

        "Closing Costs" shall mean all costs and expenses incurred in connection with negotiation and preparation of this Agreement, the transactions contemplated hereunder and the Closing.

        "Closing Date" has the meaning given such term in Section I.B. hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulation promulgated thereunder, and any successor statute.

        "Contracts" shall mean those of the following contracts, agreements and commitments to which any Target Entity is a party or by which any of the Core Properties are bound, and which relate to the Core Properties: (a) any agreement with any affiliate of any of the Target Entities; (b) any agreement or contract for the sale, exchange, disposition, purchase, processing, gathering, or transportation of oil and gas produced from the Properties; (c) any agreement to sell, acquire, lease, farmout, farmin, grant, convey or otherwise dispose of any of its interests in any of the Properties other than conventional rights of reassignment; (d) any operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement, partnership agreement, farmout agreement, farmin agreement, unitization agreement, pooling agreement or other similar agreement; (e) any contract or series of related contracts that commits any Target Entity to expend more than $50,000 in any year; (f) any contract or agreement that creates any area of mutual interest with respect to the acquisition by any Target Entity of any interest in any oil, gas, minerals, lands or assets; (g) any contract or agreement to acquire or shoot seismic, (h) any contract or agreement that evidences a lease or rental of any land, building or other improvements or portion thereof; and (i) any contract or agreement that materially affects the Properties, any of the Target Entities or surface use of the lands covered by the Properties and is not described in items (a) through (h) above.

        "Core Properties" are those Properties covered by the NSAI Reports to which an allocated value in excess of $250,000 is assigned.

        "Damages" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlements, liabilities, obligations, Taxes, Liens, losses, expenses and fees including court costs and reasonable attorneys fees and expenses.

        "Deductible" has the meaning given such term in Section XIV.C.(b) hereof.

        "Deductible Amount" has the meaning given such term in Section V.E. hereof.

        "Deposit" has the meaning given such term in Section XII.A hereof.

        "Environmental Law" shall mean any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction heretofore issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Substances (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about real property, including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of Environmental Contamination. Environmental Law and Laws include, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, Federal Clean Water Act, Resource Conservation & Recovery Act, Emergency Planning and Community Right to Know Act, each as amended, and any other federal, state and local law currently in effect whose purpose is to conserve or protect health, the environment, wildlife or natural resource.

        "Escrow Agent" has the meaning given to such term in Section XII.A. hereof.

        "Escrow Agreement" shall mean an Escrow Agreement in substantially the form of Appendix V attached hereto.

        "Exchange Agency Agreement" shall mean the Exchange Agency and Owners' Representative Agreement among RONALD W. CROSBY, WCE et al, and PETROHAWK, to which reference is made in Section XI.B.2.

        "Exchange Agent" shall mean Ronald W. Crosby or his successor serving pursuant to the Exchange Agency Agreement.

        "Exploration Areas" shall mean the areas described on Appendix IV hereto.

        "Financial Statements" has the meaning given such term in Section II.A.21. hereof.

        "Futures/Swaps" has the meaning given such term in Section II.A.23. hereof.

        "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question; and the requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

        "General Partner" or "General Partners" has the meaning set forth in the introductory paragraphs hereof.

        "General Partner Owners" of a General Partner shall mean the direct owners thereof (both general and limited) which exist immediately preceding the Closing.

        "Governing Document(s)" shall mean, with respect to any Person, the charter, articles of incorporation or partnership, certificates of incorporation or partnership, bylaws, operating agreements, partnership agreements and other similar documents, as applicable, of such Person.

        "Governmental Authorities" shall mean any national, state, county or municipal government, domestic or foreign, any agency, board, governmental or regulatory authority or agency, bureau, commission, court, department or other instrumentality of any such government.

        "Hazardous Substances" means any substance now defined as a Hazardous Substance or Hazardous Waste under any Environmental Law.

        "Indemnification Escrow Account" has the meaning given such term in Section XIV.A. hereof.

        "Indemnification Escrow Agreement" shall mean the agreement of the form attached as Appendix VIII.

        "Indemnification Escrow Amount" shall mean the sum of Nine Million Five Hundred Thousand Dollars ($9,500,000).

        "Indemnity Claim Notice" has the meaning given such term in Section XIV.D. hereof.

        "Indemnification Escrow Agreement" shall mean the agreement entered into between the Escrow Agent and the Parties relating to the handling and disbursement of the Indemnity Escrow Amount.

        "Initial Merger Consideration" has the meaning given such term in Section I.D. hereof.

        "Initial Merger Consideration Percentage" has the meaning given such term in Section I.E. hereof.

        "Interim Financial Statements" has the meaning given such term in Section II.A.21. hereof.

        "Knowledge" shall mean actual knowledge, and with respect to any corporation, limited liability company, partnership or other business entity, shall mean the actual knowledge of the officers, general partners or other executive management of such entity.

        "Laws" shall mean all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality, or Governmental Authority.

        "Lien" shall mean any lien, pledge, security interest, charge, mortgage or encumbrance.

        "Limited Partnership" or "Limited Partnerships" has the meaning given such term in the introductory paragraphs hereof.

        "MMBTU" means one million British Thermal Units.

        "Marketable Title" has the meaning given such term in Section V.B. hereof.

        "Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence (other than such a matter in respect of which a defect notice may be given pursuant to Section V.D. or VI.C. or a casualty loss defined in Section VII.A.) causing, resulting in or having (or with the passage of time is likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of the combined operations of the Target Entities, provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, and (B) changes in the market price of oil or natural gas. It shall be conclusively presumed that diminutions in value in an aggregate amount less than $20,000,000 shall not result in a Material Adverse Effect, and it shall be conclusively presumed that diminutions in value in an aggregate amount equal to or greater than $20,000,000 shall result in a Material Adverse Effect.

        "Mergers" has the meaning given such term in Section I.A. hereof.

        "NSAI" shall mean Netherland, Sewell & Associates, Inc.

        "NSAI Reports" shall mean the reports regarding the Properties as of July 1, 2004, prepared and delivered by NSAI to the Parties.

        "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice.

        "Partnerships" or "Partnership" has the meaning given such term in the introductory paragraphs hereof.

        "Partnership Certificate of Merger" shall mean a certificate of merger required to be filed pursuant to the TRLPA to effect the Merger of a Limited Partnership or General Partner with a PETROHAWK Subsidiary.

        "Partnership Merger Effective Time" has the meaning given such term in Section I.C. hereof.

        "Partnership Mergers" shall mean the Mergers of the Limited Partnerships and the General Partners with the PETROHAWK Subsidiaries.

        "Party" or "Parties" shall mean the Persons executing this Agreement.

        "Permitted Encumbrances" has the meaning given such term in Section V.B.3. hereof.

        "Person" shall mean a natural person, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "PETROHAWK" has the meaning given such term in the introductory paragraphs hereof.

        "PETROHAWK Subsidiaries" has the meaning given such term in the introductory paragraphs hereof

        "PH-LLC" has the meaning given such term in the introductory paragraphs hereof.

        "Properties" shall mean all the properties of the Limited Partnerships as set forth on Appendix I hereof.

        "Proven Property" or "Proven Properties" has the meaning set forth in Section I.E. hereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Subsidiary" or "Subsidiaries" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

        "Target Entity" or "Target Entities" shall have the meaning given such term in the introductory paragraphs hereof.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

        "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax Return relating to Taxes

        "TBCA" has the meaning given such term in Section I.A. hereof.

        "Termination Amount" has the meaning set forth in Section V.E. hereof.

        "TRLPA" has the meaning given such term in Section I.A. hereof.

        "WC 94", "WC 95", "WC 96", "WC 97", "WC 98", "WC 99", "WC 2000", "WC 2002" and "WCOG" shall each have the meaning given such term in the introductory paragraphs hereof.

        "WCE" has the meaning given such term in the introductory paragraphs hereof.

        "WCE Merger Agreement" shall have the meaning given such term in Section IX.E. hereof.

        "Wells" has the meaning given such term in Section I.D.5. hereof.

        A.    Mergers.    The mergers contemplated by this Agreement (the "Mergers") shall be effected in accordance with the Texas Revised Limited Partnership Act (the "TRLPA") and the Texas Business Corporation Act (the "TBCA").

        At the Partnership Merger Effective Time (i) such PETROHAWK Subsidiaries as PETROHAWK may designate shall be merged with and into such Limited Partnership or Limited Partnerships as PETROHAWK may designate, and (ii) each General Partner shall be merged with and into the Limited Partnership for which it serves as general partner. At the Partnership Merger Effective Time, the separate existence of each of the PETROHAWK Subsidiaries shall cease, the Limited Partnerships shall continue their existence under the laws of the State of Texas and PH-LLC, shall be the general partner of each Limited Partnership and PETROHAWK shall be the sole limited partner of each Limited Partnership.

        B.    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of WCE, at 5500 W. Plano Parkway, Plano, Texas 75093 (1) on the earlier of (a) one Business Day following the satisfaction and/or written waiver of each of the conditions set forth in Sections IX and X and (b) November 30, 2004, or (2) at such other date as may be agreed by the Parties (the "Closing Date").

        C.    Merger Effective Time.    The Partnerships and PETROHAWK will cause a Partnership Certificate of Merger to be filed in accordance with the TRLPA on the Closing Date for each of the Partnership Mergers. The Partnership Mergers shall become effective when the Partnership Certificates of Merger are duly filed with the Secretary of State of the State of Texas, or at such later time as the Partnership Entities and PETROHAWK specify in the Partnership Certificates of Merger (the "Partnership Merger Effective Time").

        D.    Merger Consideration.    As consideration for the Mergers, the Target Entities will receive the aggregate sum of Four Hundred Twenty-Four Million Eight Hundred Forty Thousand Dollars ($424,840,000) (the "Initial Merger Consideration") allocated among the Target Entities in the amounts hereinafter provided.

        E.    Allocations.    The Initial Merger Consideration is allocated among the owners of the Target Entities as follows:

WC 94	$24,913,834 to the limited partners therein, plus $14,647,634 to the General Partner Owners of KARA NICOLE LIMITED.
WC 95	$64,341,216 to the limited partners therein, plus $29,292,314 to the General Partner Owners of KRISTEN LEE LIMITED
WC 96	$25,524,679 to the limited partners therein, plus $6,595,451 to the General Partner Owners of ERIC WYNN LIMITED
WC 97	$27,752,103 to the limited partners therein, plus $9,288,137 to the General Partner Owners of CHRISTOPHER DAVID LIMITED
WC 98	$31,427,576 to the limited partners therein, plus $8,126,455 to the General Partner Owners of PAIGE LEE LIMITED
WC 99	$33,330,554 to the limited partners therein, plus $14,095,496 to the General Partner Owners of BERNADIEN WYNN LIMITED
WC 2000	$88,118,608 to the limited partners therein, plus $33,039,435 to the General Partner Owners of ROGER LEE LIMITED
WC 2002	$10,295,620 to the limited partners therein, plus $3,017,688 to the General Partner Owners of GEORGE HEAPS LIMITED
WCOG	$1,033,200 to the limited partners therein.

The amount so allocated to a particular Target Entity shall constitute its "Allocated Initial Merger Consideration" and a Target Entity's Allocated Initial Merger Consideration divided by the total Initial Merger Consideration shall be its "Initial Merger Consideration Percentage".

        NSAI has prepared and delivered to the Parties the NSAI Reports. That portion of the Initial Merger Consideration attributable to the Properties described in and covered by the NSAI Reports to which a discounted present worth of estimated future net revenue is attributed is the sum of $420,434,698. To each property or interest therein described there is attributed in the NSAI Reports a present worth ("PW") of the estimated future net revenue attributable to such property or interest. The number following the symbol "PW" indicates the percentage rate used to determine a particular PW. The properties and interests therein described in the NSAI Reports are classified as PDP (proved developed producing), PDNP (proved developed non-producing), PUD (proved undeveloped), Probable and Possible.

        For the purposes solely of Paragraphs V, VI and VII and tax allocations, the allocated value of each particular property described in and covered by the NSAI Reports (other than and excluding the Excepted Negative Properties hereinafter identified) shall be the product determined by the multiplication of (i) a fraction, the numerator of which is the amount of the Initial Merger Consideration allocated to the properties and interests covered by the NSAI Reports and the denominator of which is the aggregate sum of all Base Factors, times (ii) the Base Factor of the particular property.

        The Base Factor of each property or interest other than a Negative Property is as follows:

Property Classification	Amount
PDP	The PW10 thereof set forth in the NSAI Reports
PDNP	The PW12 thereof set forth in the NSAI Reports
PUD	The PW15 thereof set forth in the NSAI Reports
Probable	The amount which is 50% of the PW20 thereof set forth in the NSAI Reports
Possible	The amount which is 10% of the PW30 thereof set forth in the NSAI Reports
Royalty	The amount which is the PW5 thereof set forth in the NSAI Reports

        If the NSAI Reports attribute to a particular Property (other than an Excepted Negative Property) a negative PW, the Base Factor of such particular Property shall be zero.

        The Properties identified in the following table are referred to herein as the Excepted Negative Properties:

201561	SS 239 PLATFORM FO	SHIP SHOAL AREA	-$2,075,400
201560	SS 208 PLATFORM FO	SHIP SHOAL AREA	-1,305,600
201550	WC 464 ABANDON FO	WEST CAMERON ARE	-80,500
201500	SMI 265 ABANDON FO	SOUTH MARSH ISLA	-43,100
201469	CHANDELEUR 71 ABD	LA ST BERNARD	-37,800
201493	SMI 256 ABANDON FO	SOUTH MARSH ISLA	-8,000

        The first column in such table sets forth the property identification of the particular Property which is set forth in the NSAI Reports. There is allocated to each such Property the negative value stated in the final column in such table. Such negative values have been included in calculation of the Initial Merger Consideration, the Allocated Initial Merger Considerations, and the Initial Merger Consideration Percentage. Title defect notices may be given pursuant to Section V.D., and Environmental defect notices may be given pursuant to Section VI.C., only to the extent the aggregate amount thereof with respect to a particular Property exceeds the negative value thereof stated in such table.

        For the purposes of these calculations, the term "Royalty" shall include any interest in the royalty in oil, gas and other minerals and any overriding royalty interest in oil, gas and other minerals (as such terms are generally understood in the oil and gas industry), and any other interest in oil, gas or other minerals which is entitled to receive a portion of the oil, gas or other minerals produced, and the proceeds of the sale thereof, but which is not obligated to bear or pay any of the risks, costs and expenses of exploration, development, operation or production thereof.

        The Allocated Value attributed to those Properties which constitute oil and gas properties and interests and which are not described in and covered by the NSAI Reports and to which no such discounted present worth is attributed is the sum of $4,405,302. Such sum is referred to herein as the "Acreage Allocation." The Acreage Allocation is allocated and distributed among the particular oil and gas properties and interests to which no discounted present worth of estimated net revenue is attributed and which are not described in and covered by the NSAI Reports as set forth on the schedule attached as Schedule I.E. hereto.

        No Party hereto shall take a position inconsistent with such allocations in Tax Returns, notices to Governmental Authorities, or other documents relating to the transactions contemplated by this Agreement.

        F.    Initial Merger Consideration Adjustments.    To determine the Adjusted Merger Consideration payable to the owners of the Partnerships, the Allocated Initial Merger Consideration allocable to the owners of a specific Partnership shall be decreased by:

  (i)
  the aggregate amount of the reductions made pursuant to Section V.D. as a result of title defects with respect to that portion of the Properties owned by that specific Partnership;

  (ii)
  the aggregate amount of the reductions made pursuant to Section VII.A. as a result of a casualty loss with respect to that portion of the Properties owned by that specific Partnership;

  (iii)
  the aggregate amount of the reductions made pursuant to Section VI.C. as a result of environmental defects with respect to that portion of the Properties owned by that specific Partnership;

  (iv)
  the aggregate amount of the adjustments made pursuant to Section VIII as a result of gas imbalances that relate to that portion of the Properties owned by that specific Partnership;

  (v)
  the aggregate amount of cash distributions made to equity owners of a specific Partnership subsequent to June 30, 2004, to the extent that said distributions were not recorded or reflected on the face of the Interim Financial Statements and the related notes thereto of such Partnership included in Appendix II attached hereof;

  (vi)
  the aggregate amount of such Partnership's state income Tax liability for the accounting period of January 1, 2004, through June 30, 2004, pursuant to the provision of Section XI.C.2 hereof;

  (vii)
  the amount of such Partnership's current liabilities as of June 30, 2004;

  (viii)
  the amount of such Partnership's long-term debt outstanding as of June 30, 2004;

  (ix)
  the negative amount (if any) of the marked-to-market value of such Partnership's commodity derivatives as of June 30, 2004, determined in accordance with GAAP;

  (x)
  the costs of preparing such Target Entity's Tax Returns as set forth in Article XI.C.1; and

  (xi)
  an amount equal to any Damages incurred by reason of a breach of Section II.A.21.j. that is not subject to the indemnification provisions of Section XIV by reason of the limitations imposed by Section XIV.C.

and shall be increased by:

  (a)
  the amount of such Partnership's current assets as of June 30, 2004, including any properties held for resale; and

  (b)
  the positive amount (if any) of the marked-to-market value of such Partnership's commodity derivatives as of June 30, 2004, determined in accordance with GAAP.

II
Representations and Warranties of WCE and Target Entities

        A.    Representations and Warranties.    WCE as to all Target Entities, each General Partner as to itself and the Limited Partnership for which it is general partner and each Limited Partnership as to itself only, hereby represent and warrant to PETROHAWK, as follows:

          1.    Legal Status and Authority of Target Entities.

          (a)    Organization.    Each Partnership is a limited partnership duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the State of Texas and duly qualified and in good standing under the laws of each other jurisdiction where, because of the nature of its activities and properties, such qualification is required.

          The general partner of each Limited Partnership is:

    (i)
    of WC 94, KARA NICOLE LIMITED;

    (ii)
    of WC 95, KRISTEN LEE LIMITED;

    (iii)
    of WC 96, ERIC WYNN LIMITED;

    (iv)
    of WC 97, CHRISTOPHER DAVID LIMITED;

    (v)
    of WC 98, PAIGE LEE LIMITED;

    (vi)
    of WC 99, BERNADIEN WYNN LIMITED;

    (vii)
    of WC 2000, ROGER LEE LIMITED;

    (viii)
    of WC 2002, GEORGE HEAPS LIMITED; and

    (ix)
    of WCOG, WYNN-CROSBY GP, LLC.

Each such general partner of a Limited Partnership, except the general partner of WCOG, is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and its general partner is WCE, a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. WYNN-CROSBY GP, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and it is solely owned by WCE.

        The limited partners of each particular Limited Partnership are as follows:

    (1)
    of WC 94:
    2-95 Limited Partnership
    Headington Oil Company, L.P.
    Bow River Engineering, Ltd.
    Tom Postma

    (2)
    of WC 95:
    1-96 Limited Partnership

    (3)
    of WC 96:
    2-97 Limited Partnership
    UnionBanCal Equities, Inc.

    (4)
    of WC 97:
    5-97 Energy Partners, LP
    UnionBanCal Equities, Inc.

    (5)
    of WC 98:
    Energy Partners 9-98, L.P.

    (6)
    of WC 99:
    Energy Partners 5-2000, L.P.
    UnionBanCal Equities, Inc.

    (7)
    of WC 2000:
    Energy Partners 3-01, L.P.
    UnionBanCal Equities, Inc.

    (8)
    of WC 2002:
    Energy Partners 11-02, L.P.
    UnionBanCal Equities, Inc.

    (9)
    of WCOG:
    Wildcard Holdings, LLC.

The general partner interests and the limited partner interests of the entities listed above constitute all of the equity interests owned in the Limited Partnerships, all of which are owned free and clear of any Liens. Other than this Agreement, there are no options, warrants, calls, commitments or other rights of any kind obligating any Partnership to issue, sell or otherwise transfer any interest in any Partnership.

        WCE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and duly qualified and in good standing in every jurisdiction in which such qualification is necessary including under the laws of the States of Alabama, Arkansas, Kansas, Louisiana, Mississippi, New Mexico, North Dakota, Oklahoma, Utah, and Wyoming. WCE has full corporate power and authority to conduct its business as it is now being conducted and to own, operate, and lease the properties and assets it currently owns, operates and leases.

        (b)    Power and Authority.    Each Target Entity has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

        (c)    No Conflict.    The execution, delivery or performance by each Target Entity of this Agreement and the transactions and other agreements contemplated hereby shall not violate, be in conflict with, constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any Person or Governmental Authority pursuant to (i) any provision of any Governing Document, (ii) any material provision of any agreement or instrument to which any Target Entity is a party or is bound (including, without limitation, any bank loan, indenture or credit agreement), (iii) any Law, ordinance, rule or regulation of any Governmental Authority, or (iv) any applicable Law, rule, regulation, order, writ, judgment or decree of any court or other competent authority, and shall not result in the creation of any Lien or Encumbrance on any of the Properties.

        (d)    Consents.    No authorization, consent, or approval of or filing with any Governmental Authority is required to be obtained or made by any Target Entity or any partner or stockholder thereof for the execution and delivery by it of this Agreement and the consummation of the Mergers contemplated hereby, except as provided by Texas law.

        (e)    Due Authorization.    The execution, delivery and performance of this Agreement and the consummation of the Mergers contemplated hereby have been duly and validly authorized by all requisite corporate or partnership action of each Target Entity.

        (f)    Binding Agreement.    This Agreement has been duly executed and delivered by each Target Entity and all documents and instruments required hereunder to be executed and delivered by each Target Entity at Closing shall be duly executed and delivered by it. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of each Target Entity enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        2.    Public Utility Holding Company Act and No Subsidiaries.    No Target Entity is a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company" or a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended. There are no Subsidiaries of any of the Target Entities.

        3.    Broker's Fees.    No Target Entity has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions contemplated by this Agreement that will be the responsibility of PETROHAWK or a PETROHAWK Subsidiary.

        4.    Bankruptcy Proceedings.    There are no bankruptcy, reorganization or arrangement proceedings being contemplated by any Target Entity or any member thereof or, to the Knowledge of such Party, threatened against such Party.

        5.    Operation of Wells.

        (a)   Except as stated on Schedule II.A.5, all wells on or constituting a part of the Properties (the "Wells") have been in all material respects drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable Laws. In all material respects, the Wells have been drilled and completed within the limits permitted by contract, pooling or unit agreement. No Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

        (b)   With respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Properties: (i) the Target Entities have fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, an other similar matters contained in (or otherwise applicable thereto by law) such leases or other documents and are fully qualified to own such leases or other interests; and (ii) there are no provisions applicable to such leases or other documents which increase the royalty share of the lessor thereunder.

        6.    Commitments.    Except as described on Schedule II.A.6. hereto, there are no contracts, commitments or agreements binding on any Target Entity or any Property which require future expenditures by the owner thereof of more than the sum of $50,000, with respect to any particular Property other than those incurred in the Ordinary Course of Business.

        7.    Payment for Future Production.    No Target Entity is obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without then or thereafter receiving the full contract price therefor.

        8.    Gas Balancing.    Except as set forth on Schedule II.A.8., to the Knowledge of the Target Entities no Target Entity has any obligation to deliver gas (or cash in lieu thereof) from the Properties to other owners of interests or to gatherers, transporters or processors as a result of past production by a Target Entity or their predecessors in excess of the share to which they were entitled.

        9.    Calls on Production.    To the Knowledge of the Target Entities, no Person has any call upon, option to purchase, or similar right to obtain production from the Properties other than pursuant to renewal rights or automatic renewal provisions contained in existing production sales contracts.

        10.    Non-Competition Commitments.    To the Knowledge of the Target Entities, there are no agreements or arrangements that will be binding on the Target Entities or the Properties after Closing that limit the freedom of the owner of the Properties to compete in any line of business or with any Person or in any geographical area, except customary area of mutual interest provisions contained in agreements described in Section II.A.11 and in Schedule II.A.11 that cover properties in the immediate vicinity of the lands subject to such agreements.

        11.    Contracts.    Schedule II.A.11 lists the Contracts. Except as set forth on Schedule II.A.11, there are no material agreements or arrangements relating to the Properties that will be binding on a

Target Entity or the Properties. All of the Contracts are in full force and effect, and neither any Target Entity, nor, to the Knowledge of any Target Entity, any other party is in default thereunder. Neither WCE nor any Target Entity has either given or received from any third party any notice of any action or intent to terminate or materially amend any such Contract.

        12.    Production Sales Agreements.    Except as set forth on Schedule II.A.12, to the Knowledge of the Target Entities there are no agreements or arrangements for the sale of oil, gas or other minerals attributable to the Properties that may not be terminated at will without penalty by a Target Entity after Closing on notice of sixty (60) days or less.

        13.    Lease Provisions.    The oil, gas and mineral leases which constitute a part of the Properties are in force and effect and by their terms shall remain in effect for the primary terms thereof and at least as long thereafter as oil, gas or other minerals are produced in paying quantities or operations are conducted as therein provided. All rentals, royalties, overriding royalty interests and other payments due under each of such leases have been promptly and fully paid, except amounts that are being held in suspense as a result of title issues and that do not provide any third party a right to cancel such lease. There are no express obligations to drill additional wells in order to maintain in force and effect the rights of the Limited Partnerships in any Property other than customary provisions for the conduct of continuous drilling operations for the perpetuation of leases.

        14.    Compliance with Laws.    During the period of ownership by a Limited Partnership, the Properties have been operated in material compliance with all applicable Laws, regulations, rules, orders, judgments and decrees of all Governmental Authorities and courts having jurisdiction, and all Wells thereon have been drilled and completed within the boundaries of the applicable lease or unit and in compliance with all applicable spacing regulations, and all other applicable Laws and regulations.

        15.    Claims.    Except as set forth on Schedule II.A.15, there is no claim, demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the Properties pending, or, to the best of the Knowledge of the Target Entities, threatened. There is no claim, demand, action, administrative proceeding or governmental inquiry pending, or to the best of the Knowledge of the Target Entities, threatened against the Target Entities that will or can reasonably be expected to (i) materially hinder or impede the consummation of the transactions contemplated by this Agreement, or (ii) result in material impairment or diminution of the title of the Limited Partnerships to the Properties or otherwise materially affect adversely the Properties or the value thereof.

        16.    Permits.    The Target Entities have, and to the Knowledge of the Target Entities, each other Person who operates a Property has, obtained all permits, licenses, franchises, authorities, consents and approvals necessary for owning and operating the Properties and has made all material filings with all governmental bodies having jurisdiction necessary for owning and operating the Properties, and all such permits, licenses, franchises, authorities, consents, approvals and filings are in full force and effect.

        17.    Taxes.    The Target Entities have timely filed, or caused to be timely filed, all Tax Returns required to be filed by the Target Entities with respect to the Properties or otherwise and have paid all Taxes due on such Tax Returns. All ad valorem Taxes (including, without limitation, property, production, severance, occupation and excise Taxes) and other Taxes and assessments based upon or measured by the ownership or operation of the Properties or the production of hydrocarbons or receipt of proceeds therefrom that have not been deducted by the purchasers of oil and gas sold and that are due and payable have been paid, except those being contested in good faith for which adequate provision has been made. Except for those taxes defined in clause I.F.(vi), no Target Entity is subject to any current liabilities for Taxes other than those reflected on the Interim Financial Statements. Each of the Partnerships is treated as a partnership for United States federal income tax purposes and has been at all times since its respective date of formation.

        18.    Preferential Rights of Purchase and Consents to Assignment.    No Core Property is subject to any preferential right of purchase, right of first refusal or other agreement which gives a third party the right to purchase a Property as a result of any Merger contemplated hereby or requires the consent of any third party to any transaction herein provided to be effected.

        19.    Environmental Matters.

        (a)   Except as set forth on Schedule II.A.19, there has not occurred, to the best of the Knowledge of the Target Entities, an event in the use and operation of the Properties and there does not exist on the Properties a condition which constitutes a violation of any Environmental Law.

        (b)   The Limited Partnerships, WCE, and, to the Knowledge of the Target Entities, each other Person that operates the Properties have obtained all permits, licenses, franchises, authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating the Properties under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

        (c)   There are no pending or, to the best of the Knowledge of the Target Entities, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties under any Environmental Laws, or (ii) the restoration, remediation or reclamation of any Properties, except as set forth on Schedule II.A.15.

        (d)   Except as set forth on Schedule II.A.19, to the best of the Knowledge of the Target Entities, there are no environmental investigations, studies or audits with respect to any of the Properties owned or commissioned by, or in the possession of, the Target Entities.

        20.    Status of Payout Accounts.    Various of the Properties describe interests before a payout ("BPO") or after a payout ("APO"). Attached as Schedule II.A.20 hereto is a schedule setting forth the status of the respective payout accounts described thereon, as of the dates stated thereon. To the Knowledge of the Target Entities, the BPO and APO amounts set forth therein accurately reflect the status of all BPO and APO accounts.

        21.    Financial Statements of Limited Partnerships and the General Partners.    Each of the Limited Partnerships other than WCOG has had prepared for it financial statements for calendar years ending 2001, 2002 and 2003, all of which are attached as part of Appendix II-A hereto. Appendix II-B attached hereto consists of eight (8) parts. Each of the eight (8) parts identifies a particular Limited Partnership and is a balance sheet, statement of income, cash flow, partners' capital, and the related notes thereto, of the particular Limited Partnership identified thereon, as of June 30, 2004, and all of the debts, liabilities and obligations owing by such particular Limited Partnership as of such date. All such financial statements shall herein be referred to as the "Financial Statements" and the June 30, 2004 financial statements shall be referred to as the "Interim Financial Statements." Each of the Financial Statements has been prepared from and is in accordance with, the books and records of the respective Limited Partnership to which it relates, has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may indicated in the notes thereto), the financial position of each Limited Partnership as of the date thereof and the results of operations and cash flows for the periods presented therein.

        Appendix II-C consists of eight (8) parts. Each of the eight (8) parts identifies a particular General Partner and is a balance sheet of the particular General Partner identified thereon, as of June 30, 2004, and all of the debts, liabilities and obligations owing by such particular General Partner as of such date. Each of such balance sheets has been prepared from, and is in accordance with, the books and records of the particular General Partner to which it relates, has been prepared on a tax basis, and fairly presents on such basis the financial position of such General Partner as of such date.

        Except as set forth on Schedule II.A.6 and Schedule II.A.21 and except for liabilities and obligations incurred in the Ordinary Course of Business and consistent with past practice, since the date of the Interim Financial Statements no Target Entity has incurred any material liabilities or obligations. Since June 30, 2004, the Target Entities have conducted their business only in the Ordinary Course of Business and with respect to any Target Entity there has not been any:

  (a)
  damage to or destruction or loss of any asset or property that would result in a Material Adverse Effect;

  (b)
  sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any material asset or property, except as set forth on Schedule II.A.21(b);

  (c)
  cancellation of any indebtedness owing to any Limited Partnership or waiver of any material claims or rights, except in the Ordinary Course of Business, except as set forth on Schedule II.A.21(c);

  (d)
  material change in any method of accounting or accounting practice, adjustments to its books and records, or recharacterization of any assets or liabilities in any material respect;

  (e)
  distribution or other payment to the equity owners other than those taken into consideration as a purchase price adjustment pursuant to Section I.F.;

  (f)
  payment with respect to any liability other than in the Ordinary Course of Business;

  (g)
  write off as uncollectible any notes or accounts receivable, other than in the Ordinary Course of Business;

  (h)
  borrowing of, or agreement to borrow funds, other than pursuant to existing lines of credit in the Ordinary Course of Business;

  (i)
  loans, advances or capital contributions to or investments in, any Limited Partnership or any other Person;

  (j)
  payment of, or increase in, the compensation of any managers, general partners, officers, employees or directors, except for payment of salaries and management fees in the Ordinary Course of Business;

  (k)
  adoption, grant, extension or increase in the rate or terms of any bonus severance, insurance, pension or other Employee Benefit Plan, payment or arrangement made to, for or with any of its officers, directors or employees;

  (l)
  change in Governing Documents or issuance of any additional equity securities or grants of any options, warrants or rights to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities; or

  (m)
  agreement, whether oral or written, to do any of the foregoing.

        22.    NSAI Reports.    The Properties described on Appendix I include in the aggregate all of the properties and interests described in and covered by the NSAI Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of reserves from the properties evaluated therein to which the Limited Partnerships are entitled and the percentage of the costs and expenses related to such Properties to be borne by the Limited Partnerships) supplied to NSAI by or on or behalf of the Target Entities that was material to NSAI's estimates of proved, probable and possible oil and gas reserves attributable to the Properties in connection with the preparation of the NSAI Reports was at the time supplied accurate in all material respects. None of the Properties have been disposed of as of the date hereof.

        23.    Hedging.    Except as set forth on Schedule II.A.23, none of the Target Entities is a party to any oil or natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments (collectively, "Futures/Swaps"). To the Knowledge of the Target Entities and WCE, none of the operators of the Properties have subjected the Properties to any Futures/Swaps.

        24.    Employees and Related Agreements and Relations.    No Target Entity has any employee, and no Target Entity has had any employee at any time since its creation.

        25.    Seismic Data; Permits.    Except as set forth in Schedule II.A.25, no Target Entity or WCE is a party to any contract or agreement with a seismic vendor. The Target Entities or WCE are in possession of and have good title to the proprietary data described on Schedule II.A.25. The Limited Partnerships or WCE hold all permits necessary for the lawful conduct of their business as currently conducted, except for which the failure to hold any such permit would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, (a) all permits to which the Limited Partnerships or WCE are a party are in full force and effect in accordance with their terms, (b) there exist no defaults under any of such permits by the Limited Partnerships or, to the Target Entities' Knowledge, by any other Person that is a party to such permits and (c) no event has occurred that with notice or lapse of time or both would constitute any default under any of such permits by the Limited Partnerships, or to the Target Entities' Knowledge, any other Person who is a party to any of such permits.

        26.    Foreign Person.    None of the Target Entities is a "foreign person" within the meaning of Section 1445 of the Code.

        27.    General Partners' Fulfillment of Obligations.    Each General Partner has paid or will have paid on or before the Closing Date, all distributions and payments which are, pursuant to the terms of the Limited Partnership's partnership agreement and Texas law, due and payable to the limited partners of the Limited Partnership for which such General Partner serves as general partner. In addition, since the date of its appointment as general partner of such Limited Partnership, each General Partner has taken all action necessary to manage, and operate the business of such Limited Partnership in accordance with the terms of such Limited Partnership's partnership agreement and Texas law, and has not breached any of the provisions of the Limited Partnership's partnership agreement and has fulfilled all of its obligations and performed all of its duties under such partnership agreement. Except as set forth on the Interim Financial Statements, no limited partner is entitled to any payment or distribution which has not yet been paid to the limited partners and the General Partner has not received any notice from any limited partner of such Limited Partnership regarding a default of any kind by the General Partner with respect to the Limited Partnership.

        28.    Previously Owned Properties.    Except as set forth on Schedule II.A.28., none of the Target Entities have any obligations or liabilities, contingent or otherwise, with respect to any properties previously owned or leased by the Target Entities but not currently owned or leased.

        29.    Operatorship.    None of the Target Entities or WCE has Knowledge of any pending vote, or any requests for a vote (whether written or oral), to have WCE removed as the named "operator" from any of the Properties for which WCE is currently designated as the "operator."

        B.    Limitation of Warranties and Representations as to Properties.    EXCEPT AS OTHERWISE EXPRESSED IN THIS AGREEMENT, NEITHER WCE NOR ANY TARGET ENTITY MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, RECORDS OR DATA HERETOFORE OR HEREAFTER MADE AVAILABLE TO PETROHAWK, EXCEPT THAT WCE AND THE TARGET ENTITIES HAVE NOT KNOWINGLY WITHHELD MATERIAL

INFORMATION WITH RESPECT TO THE PROPERTIES, HAVE NOT KNOWINGLY PROVIDED FALSE, INACCURATE OR MISLEADING INFORMATION WITH RESPECT TO THE PROPERTIES, AND/OR HAVE NO KNOWLEDGE OF ANY INFORMATION, RECORDS OR DATA WHICH MIGHT EVIDENCE A BREACH OF A REPRESENTATION OR WARRANTY OR OTHER COVENANT OF THE TARGET ENTITIES SET FORTH HEREIN. WITHOUT LIMITING THE FOREGOING, NEITHER WCE NOR ANY TARGET ENTITY MAKES ANY REPRESENTATION OR WARRANTY AS TO THE POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES OR THE OPERABILITY OR PRODUCTIVITY OF ANY WELL THEREON. WCE AND THE TARGET ENTITIES MAKE NO, AND DISCLAIM ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO (i) THE QUALITY, CONDITION OR OPERABILITY OF ANY PERSONAL PROPERTY OR EQUIPMENT, (ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR (iv) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS," IN THE CONDITION IN WHICH THE SAME EXISTS, AND WITH ALL FAULTS AND DEFECTS, WHETHER APPARENT OR HIDDEN, KNOWN OR UNKNOWN.

        C.    Survival.    The representations and warranties made in Section A of this Paragraph II shall terminate at the time of Closing and shall not survive the Closing, except as provided in Paragraph XIV.

        From and after the Closing, neither WCE nor any member of a Partnership shall have any liability to PETROHAWK, any PETROHAWK Subsidiary, or PH-LLC in any manner resulting from any such representation or warranty, and neither PETROHAWK, any PETROHAWK Subsidiary nor PH-LLC shall have or pursue any suit or action for any loss, cost, expense, liability, claim or damages in any manner arising or resulting from any such representation or warranty except as provided in Paragraph XIV.

III
Representations and Warranties of PETROHAWK

        PETROHAWK represents and warrants to the Stockholders and the Target Entities as follows:

        1.    Incorporation and Good Standing.    It is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties.

        2.    Power.    It has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement and all other documents and instruments executed in connection herewith, and the execution and delivery by it of this Agreement and all other documents contemplated hereby or referred to herein, and the performance by it of the promises, covenants and agreements herein made by it will not be in violation of the documents of its organization or any agreement or indenture to which it is subject or by which it is bound.

        3.    Approval.    The execution and delivery by it of this Agreement and all other documents contemplated hereby or referred to herein and the consummation of the transactions contemplated hereby will not violate nor be in conflict with any provision of a Governing Document of it and will not (i) require any consent or approval of any entity, or (ii) to its Knowledge violate any provisions of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it.

        4.    Government Consent.    No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by it of this Agreement or any other document contemplated hereby or referred to herein.

        5.    Binding Obligation.    This Agreement constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        6.    Brokers.    PETROHAWK has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement that will be the responsibility of the Target Entities.

        7.    Adequate Funds.    PETROHAWK or the PETROHAWK Subsidiaries will have immediately available funds adequate to effect all covenants and agreements, including the payment of the Adjusted Merger Consideration, herein provided to be effected by them at and after Closing.

IV
Certain Agreements of WCE and the Target Entities

        A.    Covenants.    Each Limited Partnership covenants and agrees with respect to itself and the Properties owned by it, each General Partner covenants and agrees with respect to itself and the Limited Partnership for which it is a General Partner and WCE covenants and agrees with respect to WCE and all of the Target Entities, that from and after the date hereof and unless and until this Agreement is terminated as hereinafter provided:

          1.    Sales.    Except as permitted by Section IV.C.1. hereof, it shall not sell, transfer, assign, convey or otherwise dispose of any Property, other than: (i) oil, gas and other hydrocarbons produced, saved and sold in the Ordinary Course of Business; and (ii) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Properties.

          2.    Encumbrances.    It shall not create, permit or cause the creation of any Lien on any Property, the oil or gas produced therefrom or attributable thereto, or the proceeds thereof.

          3.    Operation of Properties.    Except as provided in Section IV.B. hereof, (i) it shall not propose or agree to participate in the drilling of any new well on the Properties or participate in operations thereon proposed by other Persons, without the advance consent of PETROHAWK if the costs and expenses reasonably estimated to be incurred by the Target Entities in such operation will exceed the sum of $50,000; (ii) shall perform or cause to be performed all of the obligations of it under contracts relating to or affecting the Properties; (iii) shall exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential information in its possession or in the possession of WCE relating in any way to the Properties; (iv) shall not knowingly take any action which will cause any purchaser of production attributable to the Properties to place in suspense any payment for production sold; (v) shall inform PETROHAWK of all third party requests for funds with respect to operations on the Properties and of all proposals made by third parties to conduct operations on or with respect to the Properties, and, except as hereinafter provided in this Clause 3, shall not, without providing PETROHAWK a reasonable opportunity to approve or disapprove, agree to participate in any proposed operation on the Properties other than routine recovery operations or operations necessary in the case of an emergency if the costs and expenses reasonably estimated to be incurred by the Target Entities in such operation will exceed the sum of $50,000; and (vi) except for this Agreement, shall not enter into or cause any contract, agreement or commitment with respect to itself or any Property which is not in the Ordinary Course of

  Business as heretofore conducted in association with the Properties, or which involves payments, receipts or potential liabilities by a Target Entity of an amount in excess of the sum of $50,000 in respect of any particular Property.

          If a Target Entity receives notice of a proposal by a third party to conduct any operation on or with respect to a Property which is reasonably estimated to involve an expenditure by a Target Entity of an amount in excess of the sum of $50,000, the Target Entity will not less than [ten (10) days prior to the date on which a response to such notice or proposal must be made by the Target Entity if no rig is then on location or 48 hours prior to such date if a rig is then on location] provide PETROHAWK a copy of such notice or proposal and of the recommendation of the Target Entity with respect to the response thereto to be made by the Target Entity. PETROHAWK will within [five (5) days after its receipt of such notice if no rig is then on location or within 24 hours after its receipt of such notice if a rig is then on location] advise the Target Entity of its concurrence with the recommendation of the Target Entity or of its disagreement therewith. The failure of PETROHAWK to timely notify the Target Entity of its election shall constitute the concurrence of PETROHAWK in the recommendation made by the Target Entity. If a Target Entity conducts an operation or expenditure to which PETROHAWK has objected pursuant to this paragraph, and if the Mergers herein provided are effected, the amount of any diminution in the value of such particular Target Entity occasioned by such operation shall be deducted from the Allocated Initial Merger Consideration of such particular Target Entity.

          It shall promptly advise PETROHAWK of all operations on or with respect to the Properties other than the routine, recurring operation, maintenance and production thereof.

          4.    Contracts and Agreements.    It shall not (i) grant any preferential right to purchase or similar right or agree to require the consent of any Person to the transfer and assignment of any Property; (ii) enter into any gas sales contract or new crude oil sales or supply contract with respect to the Properties which is not terminable (together with any supplier-purchaser relationship or dedication accompanying such contract) at will and without penalty or detriment on notice of 60 days or less; (iii) incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to the Properties, except as otherwise provided herein; or (iv) enter into any transaction the effect of which, considered as a whole, would be to cause any Property to be materially altered as of the Partnership Merger Effective Time.

          5.    Consents.    If any approval or consent by any federal, state or local government or Indian authority is required to vest Marketable Title to any interest in any Property in it at Closing and to its subsequent use and operation thereof, it shall exercise its best efforts, or as reasonably requested by PETROHAWK, to obtain all such required approvals or consents.

          6.    Abandonments.    It shall not abandon any of the Properties without the advance written consent of PETROHAWK, except as is required by order, judgment or decree of a Governmental Authority or by an existing contractual obligation.

          7.    Notice of Defaults.    It shall give prompt written notice to PETROHAWK of any notice of default (or written threat of default, whether disputed or denied) received or given by it under any instrument or agreement affecting it or the Properties.

          8.    Notice of Events and Proposals.    If between the date hereof and the Closing it becomes aware of (i) any action or occurrence arising after the date hereof which reasonably may materially affect any of the Properties, or (ii) any proposal from a third party to engage in any material transaction with respect to any of the Properties, it shall give prompt written notice to PETROHAWK of such action, occurrence or proposal.

          9.    Amendments.    It shall not supplement, amend, alter, modify or waive, any contract or agreement which constitutes a part of the Properties, except in the Ordinary Course of Business,

  nor surrender, permit to expire (except upon expiration of its term) or terminate any such contract or agreement other than in the Ordinary Course of Business or as may be authorized by PETROHAWK in writing in each instance.

          10.    Conduct of Business.    It shall (i) conduct its business only in the Ordinary Course of Business and in substantially the same manner as conducted prior to the date of this Agreement, and (ii) with respect to WCE, use commercially reasonable efforts to keep available the services of its officers and employees. No Target Entity shall enter into any employment, severance, or other similar contract with any Person.

          11.    Books and Records.    It shall maintain the books and records of the Limited Partnerships in accordance with GAAP and shall maintain the books and records of the General Partners in the manner in which they are currently being maintained, in all instances applied consistently with past practice and not change in any material manner any of its methods, principles or practices of accounting currently in effect, except as may be (or may have been) required by applicable Law or such principles.

          12.    Governing Documents.    It shall not amend any of its Governing Documents, except to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or required by Law or to effect changes necessary to consummate the transactions contemplated by this Agreement.

          13.    Securities.    It shall (i) not make any change in the number of its respective equity interests issued and outstanding, and (ii) not grant any options or other right or commitment relating to the issuance of equity interests or any security convertible into equity interests.

          14.    Dividends and Redemptions.    Except as contemplated by this Agreement, it shall not (i) authorize, declare, set aside or make any other non-cash distribution or payment with respect to any of its equity interests, or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its equity interests or any option, warrant or right to acquire, or security convertible into, equity interests.

          15.    Loans and Guarantees.    It shall (i) not make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business, and (ii) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing.

          16.    Mergers.    It shall not merge or consolidate with any other Person.

          17.    Acquisitions.    It shall not acquire or agree to acquire all or any portion of the equity securities or all or substantially all of the assets of any business or any Person.

          18.    Change in Tax Character.    It will not take any action that would change the character of any Limited Partnership from an entity that is taxed as a partnership for United States federal income tax purposes.

        B.    Permitted Operations.    Those Limited Partnerships which own the Properties identified in Schedule II.A.6. propose to conduct the operations and incur the obligations therein described. PETROHAWK consents to such operations and undertakings and agrees that such operations shall not constitute a breach of any covenant or agreement herein; provided no Party shall have the obligation to conduct or cause to be conducted such operations or undertake or cause to be undertaken such obligations, and the failure for any reason to conduct such operations or incur such obligations shall not constitute a breach of any covenant or agreement herein made.

        C.    Specific Transactions.

        1.     Attached as Schedule IV.C.1. hereto are descriptions of certain specific transactions heretofore conducted by WCE and Limited Partnerships. There will be no adjustments to any Merger Consideration as a result of any transaction so described.

        2.     Each Limited Partnership which is a member of W-C Energy, Ltd., a Texas limited partnership, will withdraw from W-C Energy, Ltd. and will transfer and assign to an entity or entities designated by it, all of the properties and assets distributed to it from W-C Energy, Ltd., free and clear of this Agreement.

        3.     WC 98 and WC 2000 will sell, transfer, assign and convey to WYNN-CROSBY PARTNERS I, LTD., a Texas limited partnership, without warranty of title, express or implied, an undivided one-fourth (1/4) interest in and to all of the rights, titles and interests now owned or claimed by them in oil, gas and minerals and oil, gas and mineral leases and leasehold assets in and under lands within the Arkoma Block, for such consideration as they may deem proper.

        4.     Those Limited Partnerships which own Properties in such lands will enter into and execute joint operating agreements with Wynn-Crosby Partners I, Ltd. of the form attached as Appendix VII-A hereto, covering all of the rights, titles and interests now owned or claimed by any of them in and to the lands described on the schedule attached as Appendix IV hereto (the "Exploration Areas"), insofar, and only insofar, as such rights, titles and interests cover and relate to the specific geologic intervals, zones or formations described on such Appendix IV.

V
Title to Properties

        A.    Limited Partnerships' Representations.    Each Limited Partnership represents that it has and shall have at the Closing Marketable Title to those Properties stated in Appendix I to be vested in such Limited Partnership, free of all (i) Liens other than inchoate operators' liens attributable to unbilled joint account expenditures, and (ii) imperfections of title which do not materially interfere with the use, operation and possession or materially reduce the value of any particular Property or the production and sale of hydrocarbons for the account of such Limited Partnership therefrom.

        B.    Definition of Marketable Title.    As used herein with respect to each Property, the term "Marketable Title" shall mean that title which:

  1.
  Entitles the Limited Partnership which purports to own the Property to receive from each lease, unit or well (free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas) throughout the duration of the productive life of the relevant lease, unit or well, not less than the "net revenue interest" set forth on Appendix I of the oil, gas and other minerals produced, saved and marketed from the lease, unit or well, without reduction, suspension or termination;

  2.
  Obligates the Limited Partnership which purports to own the Property to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to, any lease, unit or well not greater than the "working interest" set forth on Appendix I, without increase throughout the productive life of such lease, well or unit; and

  3.
  Is free and clear of Liens or defects except for Permitted Encumbrances, except for mortgages, deeds of trust, liens and security interests held by lending institutions to secure payment of indebtedness existing for loans and advances made by such lending institutions, all of which will be released at or prior to Closing. As used herein, the term "Permitted Encumbrances" means:

    (i)
    the terms and conditions of all contracts and agreements described on Appendix I or Schedule II.A.11, to the extent such terms and conditions do not adversely affect the net revenue interests or working interests set forth on Appendix I;

    (ii)
    preferential rights of purchase and required third party consents to assignments and similar rights held by third parties which are not applicable to any Merger contemplated hereby;

    (iii)
    liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

    (iv)
    liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business;

    (v)
    conventional rights of reassignment prior to abandonment requiring not more than 90 days notice to the holders of such rights;

    (vi)
    easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like; and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights-of-way on, over or in respect of the Property, none of which materially interferes with the development and operation of any Property for the production of hydrocarbons or for the use for which the same are held;

    (vii)
    such title defects as PETROHAWK may have expressly waived in writing; and

    (viii)
    rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any Property in any manner, and all applicable Laws, rules and orders of Governmental Authority.

        C.    Examination of Title and Access.    PETROHAWK may make or cause to be made at its expense such examination as it may desire of the title of the Target Entities to the Properties. For such purposes, the Limited Partnerships and WCE shall (a) give to PETROHAWK and to the employees, consultants, independent contractors, attorneys and other advisers of PETROHAWK full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, ownership maps, surveys and any other information, data, records and files which the Limited Partnerships or WCE may have (or have access to) relating in any way to the title to the Properties, the past or present operation thereof and the marketing of production therefrom; (b) furnish to PETROHAWK all other information in the possession of or available to WCE or the Limited Partnerships with respect to the title to the Properties as PETROHAWK may from time to time reasonably request; and (c) authorize PETROHAWK and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of WCE and the Limited Partnerships, whether utilized in the past or presently, concerning title-related matters with respect to the Properties.

        D.    Conditions; Effect of Defects.    The obligations of PETROHAWK hereunder are subject to its review of the title to the Properties and its confirmation on or before November 8, 2004, at 5:00 P.M., C.S.T., that each Limited Partnership has Marketable Title to the Properties which are represented to be owned by it, free and clear of all Liens other than (i) inchoate operators' liens attributable to unbilled joint account expenditures, and (ii) imperfections of title which do not materially interfere with the use, ownership or operation of the particular property affected thereby throughout the duration of its productive life, or the production and sale of hydrocarbons for the account of the Limited Partnership therefrom.

        If on or prior to November 8, 2004, at 5:00 P.M., C.S.T., PETROHAWK delivers to WCE written notice setting forth (1) defects which render unmarketable the title of a Limited Partnership to a particular Property, or interests therein, or (2) errors made in the calculation of working interests or revenue interests set forth on Appendix I, such Limited Partnership and WCE shall use their best efforts and endeavors prior to Closing to cure such defect or defects to the reasonable satisfaction of PETROHAWK. If such defects have not been cured two (2) Business Days prior to the date of Closing, and if such defects or errors which exist with respect to the Properties of all of the Limited Partnerships and the cost to remedy or cure environmental defects disclosed pursuant to Section VI.C. and the casualty losses occasioned pursuant to Paragraph VII collectively diminish the value of the Properties by an amount in excess of the Termination Amount described in Section V.E., PETROHAWK shall have the right and option to elect to:

  (a)
  waive such defect or defects in respect of diminution in value in excess of the Termination Amount described in Section V.E. and effect the Mergers herein provided, or

  (b)
  terminate this Agreement.

        If such defects have not been cured to the reasonable satisfaction of PETROHAWK two (2) Business Days prior to the date of Closing, and if such defects or errors which exist with respect to the Properties of all of the Limited Partnerships and the cost to remedy or cure environmental defects disclosed pursuant to Section VI.C. and the casualty losses occasioned pursuant to Paragraph VII collectively diminish the value of the Properties by an aggregate amount in excess of the Deductible Amount, but do not diminish the value of the Properties by the Termination Amount, then subject to the provisions of Section V.F. hereof, the Allocated Initial Merger Consideration of the Limited Partnership whose Property is subject to such title defect shall be reduced by the amount by which the Allocated Value of such particular Property is reduced by such title.

        PETROHAWK shall notify WCE of the election provided it in this Section V.D. not less than one (1) Business Day prior to the date of Closing, and the failure of PETROHAWK to so notify WCE of its election prior to such time shall constitute an election by PETROHAWK not to terminate this Agreement and to effect the Mergers herein provided.

        All disputes arising hereunder with respect to existence, materiality, or economic effect of a title defect asserted by PETROHAWK shall be determined in the manner provided in Section XV.D.

        E.    Definitions of Deductible Amount and Termination Amount.    The aggregate diminution in the value of all of the Properties which is occasioned by the title defects and errors described with respect to particular Properties pursuant to Section V.D., the remedial defects described with respect to particular Properties pursuant to Section VI.C., and the casualty loss defined in Section VII.B. sustained with respect to particular Properties, up to, but not in excess of the sum of $4,250,000, shall constitute the "Deductible Amount."

        An aggregate diminution in the value of all of the Properties which is occasioned by such defects and errors of the sum of $14,250,000 shall constitute the "Termination Amount."

        F.    Application of Deductible Amount.    Any provision in Section V.D., VI.C., or VII.A. to the contrary notwithstanding, adjustments to the Allocated Initial Merger Considerations of the Limited Partnerships shall be made pursuant to such Sections only to the extent the aggregate amount of the adjustments therein provided to be made exceeds the Deductible Amount.

VI
Environmental Review and
Remedies for Environmental Defects

        A.    Environmental Review.    Insofar as the Limited Partnerships and/or WCE have the power and authority to grant such right, PETROHAWK and its employees, agents and contractors shall have the right, at the sole risk and expense of PETROHAWK, but with the cooperation and assistance of the Limited Partnerships and WCE, to:

  1.
  enter all or any portion of the Properties to inspect, inventory, test, investigate, study and examine the Properties in any manner PETROHAWK reasonably determines to be warranted and to verify the accuracy of the representations made in Section II.A.19;

  2.
  conduct air, water or soil tests on the Properties and make such samples and borings and analysis as PETROHAWK may consider necessary or appropriate for such purposes;

  3.
  conduct such other independent inspections, inventories, tests, investigations, studies or examinations as may be necessary or appropriate in the sole judgment of PETROHAWK for the preparation of health, safety, environmental or other reports or assessments relating to the operation, use, maintenance, condition or status of the Properties, and their compliance with all applicable Laws, regulations, ordinances, orders, permits and licenses; and

  4.
  conduct an independent assessment of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition or status of the Properties.

        B.    Conduct of Review.    All inspections and reviews shall be undertaken with a minimum of disruption to ongoing operations and shall be undertaken only after reasonable notice to WCE. PETROHAWK shall not undertake any destructive testing without the prior approval of WCE, which approval will not be unreasonably withheld. PETROHAWK shall provide WCE with a copy of the results and reports of all such inspections, testing and reviews. PETROHAWK shall indemnify, defend and hold harmless the Limited Partnerships, and their respective affiliates, officers, directors, partners, employees, attorneys and agents from any and all losses, liabilities, liens or encumbrances for labor or materials, claims or causes of action arising out of any injury to or death of any persons, or damage to property occurring to or on the Properties as a result of the exercise of the rights of PETROHAWK pursuant to the terms of Section VI.A. and B.

        C.    Remedies for Environmental Defects.    If, as a result of the review of the Properties conducted pursuant to Sections VI.A. and VI.B., PETROHAWK determines that in its reasonable judgment as a result of operations conducted on the Properties there have occurred events or there exists a condition on a particular Property which materially and adversely affect the use, ownership or operation thereof, or which constitutes a violation of an Environmental Law, PETROHAWK shall notify WCE of such fact on or before November 8, 2004.

        If the cost to remedy or cure such environmental defects or conditions with respect to the Properties of all of the Limited Partnerships, the uncured title defects disclosed pursuant to Section V.D., and the casualty losses sustained pursuant to Paragraph VII exceed in the aggregate the Deductible Amount, but do not exceed in the aggregate the Termination Amount, then, subject to the provisions of Section V.F. hereof, the Initial Allocated Merger Consideration of the Limited Partnership whose Property is subject to such environmental defect shall be reduced by the reasonable cost of the remedy or cure thereof to the reasonable satisfaction of PETROHAWK. If the aggregate cost to remedy or cure such environmental defects or conditions, the title defects described pursuant to

Section V.D. which remain uncured, and the casualty losses sustained pursuant to Paragraph VII exceed the Termination Amount, PETROHAWK shall have the right and option to elect to:

  (i)
  waive such defect or defects and effect the Mergers herein provided; or

  (ii)
  terminate this Agreement.

PETROHAWK shall notify WCE of its elections made pursuant to this Section VI.C. not less than one (1) Business Day prior to the date of Closing, and the failure of PETROHAWK to so notify WCE of its election prior to such time shall constitute elections not to terminate this Agreement and to effect the Mergers herein provided.

        All disputes arising hereunder with respect to the existence, materiality, or economic effect of an environmental defect asserted by PETROHAWK shall be determined in the manner provided in Section XV.D.

VII
Casualty Loss

        A.    Applicable Losses and Notice.    If prior to Closing a Property is so damaged or destroyed by fire, explosion or other casualty that the aggregate of (i) the amount by which the value thereof is diminished, or PETROHAWK or the Limited Partnership which owns such Property shall be unable at and after Closing to use, operate, produce and maintain such Property in the manner in which it is currently used, operated, produced and maintained by the Limited Partnership, and the cost of repair or replacement necessitated by such occurrence exceeds the insurance payable to the Limited Partnership in respect of such loss, (ii) the title defects or errors described pursuant to Section V.D., and (iii) the environmental defects described pursuant to clause VI.C., exceed in the aggregate the Deductible Amount, but do not exceed the Termination Amount, then subject to the provisions of Section V.F. hereof, the Allocated Initial Merger Consideration of the Limited Partnership which has sustained such loss shall be reduced by the lesser of (a) the reasonable cost of such repair or replacement which is in excess of the insurance payable to the Limited Partnership in respect of such loss, or (b) the Allocated Value of such Property.

        B.    Remedies For Casualty Losses.    If the reasonable cost of such repair or replacement which is in excess of the insurance payable to the Limited Partnership in respect of such loss, the title defects disclosed pursuant to Section V.D. which remain uncured, and the environmental defects disclosed pursuant to Section VI.C. exceed in the aggregate the Termination Amount, PETROHAWK shall have the right and option to elect to:

  (i)
  waive such defect or defects in respect of repair and replacement costs and effect the Mergers herein provided; or

  (ii)
  terminate this Agreement.

PETROHAWK shall notify WCE of its election made pursuant to this Section VII.A. at any time prior to Closing, and the failure of PETROHAWK to so notify WCE of its election prior to such time shall constitute an election not to terminate this Agreement and to effect the Mergers herein provided.

        All disputes arising hereunder with respect to the existence, materiality, or economic effect of a casualty loss asserted by PETROHAWK shall be determined in the manner provided in Section XV.D.

VIII
Gas Balancing Adjustment

        The Initial Merger Consideration assumes the accuracy of Schedule II.A.8. If it is determined that the aggregate volume of over production of a particular Limited Partnership is in excess of 105% of the volume thereof stated in such Schedule, such inaccuracy shall not be grounds for termination of this Agreement, the amount or value of such excess shall not be included in the calculation of the Deductible Amount or the Termination Amount, and the amount or value of such excess shall be included in the calculations described in the following sentence. There shall be effected a deduction to the Adjusted Merger Consideration of the particular Limited Partnership as to which such Schedule is inaccurate of an amount equal to $2.50 for each MMBTU by which the aggregate overproduction of such particular Limited Partnership exceeds 105% of the aggregate overproduction of such Limited Partnership stated on such schedule.

IX
Conditions to Obligations of Target Entities

        The obligations of the Target Entities to consummate the Mergers provided for herein are subject, at the option of the Target Entities, to the fulfillment on or prior to the Closing of each of the following conditions:

        A.    Representations.    The representations and warranties of PETROHAWK herein contained shall be true and correct in all material respects on the Closing as though made on and as of such date.

        B.    Performance.    PETROHAWK shall have performed all of its material obligations, covenants and agreements hereunder and shall have complied with all material covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

        C.    Pending Matters.    No suit, action or other proceeding by a third party shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this agreement.

        D.    Termination Amount.    If the deductions and adjustments to be made in the Initial Merger Consideration pursuant to Paragraphs V, VI and VII will exceed the Termination Amount and PETROHAWK has not elected to waive the amount that exceeds the Termination Amount, the Target Entities shall have the right and option to elect to terminate this Agreement. WCE shall notify PETROHAWK of the election of the Target Entities made pursuant to this Section IX.D. prior to Closing. The failure of WCE to so notify PETROHAWK of the election of the Target Entities prior to such time shall constitute an election not to terminate this Agreement and to effect the Mergers herein provided. Notwithstanding the foregoing sentences, PETROHAWK shall have until Closing to notify WCE that it waives that portion of the deductions and adjustments that are in excess of the Termination Amount and in such event this Agreement will not terminate and the Mergers shall be effected as provided herein.

        E.    WCE Closing.    Contemporaneously with the execution and delivery hereof, WCE, the owners and holders of all of the issued and outstanding stock of WCE, and PETROHAWK have entered into and executed an Agreement and Plan of Merger of even date herewith for the merger of a subsidiary of PETROHAWK with and into WCE (the "WCE Merger Agreement"). The closing of the merger transactions provided in such agreement shall be a condition for the closing of the merger transaction provided in this Agreement. Provided, however, if such closing of the merger transactions set forth in the WCE Merger Agreement does not occur by reason of a breach by WCE or the STOCKHOLDERS (as defined in the WCE Merger Agreement) of the covenants and conditions of the WCE Merger Agreement, this condition shall be deemed waived.

X
Conditions to Obligations of PETROHAWK

        The obligations of PETROHAWK to consummate the Mergers provided for herein are subject, at the option of PETROHAWK, to the fulfillment on or prior to the Closing of each of the following conditions:

        A.    Representations.    The representations and warranties of the Target Entities herein contained shall be true and correct in all material respects on the Closing as though made on and as of such date. Each of the Target Entities shall have delivered a certificate, dated and effective as of the Closing Date, signed by an authorized officer or agent, certifying to PETROHAWK as such.

        B.    Performance.    The Target Entities shall have performed all of their obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to the Closing.

        C.    Pending Matters.    No suit, action or other proceeding by a third party shall be pending or threatened against a Target Entity before any court or governmental agency which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

        D.    Access.    To the extent they are able to do so, the Target Entities shall have afforded PETROHAWK and its officers, employees and representatives free and complete access to the Properties and the records of WCE and the Limited Partnerships pertaining thereto, from and after the date of this Agreement.

        E.    Instruments to be Delivered.    There shall be delivered to PETROHAWK at the Closing (i) the instruments provided in Section XI.B.1(b), and (ii) the opinion of counsel of the Target Entities, in the form attached as Appendix VI hereto.

        F.    Material Adverse Effect    There shall not have occurred, between the date of this Agreement and the Closing Date, a Material Adverse Effect.

        G.    Related Closings.    Any provision hereof to the contrary notwithstanding, the Merger transactions herein provided with respect to a particular Target Entity may not be effected unless the Merger transactions herein provided with respect to all of the Target Entities are contemporaneously effected. In addition, the closing of the merger transaction provided in the WCE Merger Agreement shall be a condition to the obligations of PETROHAWK under this Agreement. Provided, however, if the closing of the merger transaction set forth in the WCE Merger Agreement does not occur by reason of a default by PETROHAWK of its covenants and conditions set forth in the WCE Merger Agreement, this condition shall be deemed waived.

XI
Closing

        A.    Settlement Statements.    On or before November 18, 2004, the Target Entities will submit to PETROHAWK a statement in writing setting forth in reasonable detail their calculation of the sum to be paid by PETROHAWK at Closing pursuant to clause XI.B.2. On or before November 24, 2004, PETROHAWK will submit to the Target Entities a statement in writing setting forth its objections to such statement, the reasons therefor, and its calculation of the sum so to be paid by PETROHAWK. All Parties will use their best efforts to reconcile and resolve any disputes prior to the Closing Date.

        B.    Actions at Closing.    The Closing shall be effected at the time and place set forth in Section I.B. At such Closing:

  1.
  The Target Entities shall:

  (a)
  deliver to PETROHAWK the opinion of counsel described in Section X.E.;

    (b)
    deliver to PETROHAWK recordable releases and terminations covering all security instruments which perfect liens and security interests in the Properties;

    (c)
    deliver to PETROHAWK a certificate signed by each Target Entity, as to its non-foreign status as set forth in Treasury Regulation 1.1445-2(b);

    (d)
    deliver to PETROHAWK originals of, to the extent possible, and copies of, to the extent originals are not available, the books and records of each Target Entity;

    (e)
    deliver to PETROHAWK certificates dated a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Texas and such other states in which the Target Entities are doing business, showing that the Target Entities are validly existing and in good standing in the State of Texas and such other states, if, and only if, such Governmental Authorities issue such certificates;

    (f)
    deliver to PETROHAWK such other documents, instruments, agreements and certificates as PETROHAWK may reasonably request in connection with the consummation of the transactions contemplated by this Agreement;

    (g)
    deliver to PETROHAWK or PETROHAWK shall have received, to its reasonable satisfaction in form and substance, (i) a written release from each of the limited partners of the Limited Partnerships to the effect that each limited partner thereof has no recourse against any of the Target Entities, WCE or PETROHAWK or any of its affiliates and that each such limited partner fully releases each of the Target Entities, WCE, PETROHAWK and their affiliates (x) with respect to any claims, liabilities, obligations or Damages arising prior to the Closing and relating to the rights, duties, or obligations of, or the conduct of business by, the Target Entities, WCE, or the General Partners of the Limited Partnerships, and (y) with respect to any claims, liabilities, obligations or Damages in connection with, arising from, or related to this Agreement (including the provisions of Section I.E. dealing with allocations of the proceeds to be received in the Merger and the provisions relating to indemnification set forth in Paragraph XIV) and the transactions contemplated hereby; and (ii) a written consent from each limited partner of the Limited Partnerships that each consents to, and approves the Exchange Agency Agreement executed pursuant to Section XI.B.2. of this Agreement, and the allocation and distribution of the Adjusted Merger Consideration paid to the Exchange Agent; and

    (h)
    deliver to PETROHAWK copies of the audit reports prepared by KPMG LP pursuant to the engagement agreement dated September 3, 2004, between WCE and KPMG LP.

        2.     Subject to the succeeding provisions of this clause 2, PETROHAWK shall pay the Adjusted Merger Consideration less (i) the Indemnification Escrow Amount, and (ii) the Deposit (including accrued interest on the Deposit), to Ronald W. Crosby or his successor as Exchange Agent pursuant to the Exchange Agency Agreement. Exchange Agent shall have the sole responsibility for the allocation and distribution of the Adjusted Merger Consideration among each equity owner of each Target Entity, and PETROHAWK has no obligation or other responsibility with respect to such allocation and distribution.

        If the Parties are unable to reconcile and agree pursuant to Section XI.A. on the Adjusted Merger Consideration to be paid pursuant to this clause 2, PETROHAWK will pay to the Exchange Agent the amount which is the lesser of the amounts calculated by a Party pursuant to Section XI.A. and will deposit with Union Bank of California, N.A., as Escrow Agent, an amount equal to the difference between (i) the greater of the amounts calculated by a Party pursuant to Section XI.A., and (ii) the lesser of the amounts calculated by a party pursuant to Section XI.A. The disputes among the Parties with respect to such sum so deposited with such Escrow Agent shall be determined pursuant to Section XV.D. hereof.

        3.     PETROHAWK shall execute and deliver such other and further instruments and shall do and perform such other and further acts and things as may be necessary to effect the agreements herein made.

        4.     The Parties hereto shall enter into and execute the Indemnification Escrow Agreement and PETROHAWK shall pay the Indemnification Escrow Amount by wire transfer of immediately available funds (in USD) to the Indemnification Escrow Account at Union Bank of California, N.A.

        5.     Wynn-Crosby Partners I, Ltd., WC 98 and WC 2000 will enter into and execute joint operating agreements of the form attached as Appendix VII.B. hereto, covering all of the Arkoma Block properties which are jointly owned by them.

        C.    Actions After Closing.

        1.     The Target Entities shall at their cost and expense prepare or file or cause to be prepared and filed all Tax Returns required to be filed with any governmental entity in respect of the businesses, operations and income of the Target Entities during any period prior to the Closing.

        2.     Not less than ten (10) days prior to Closing, WCE shall cause J. V. Smith Professional Corp. or an accounting firm designated by WCE and approved by PETROHAWK to prepare and submit work schedules setting forth the state income tax liabilities of the Partnerships attributable to the accounting period of January 1, 2004, to June 30, 2004. Said calculations will be prepared on a consistent basis with prior accounting and tax practices of the Partnerships. PETROHAWK shall cause each of such Partnerships to prepare and file timely their respective 2004 state income tax returns. Said returns will be filed as a composite return of the Partnerships, and PETROHAWK shall be responsible for the payment of the 2004 taxes, including those amounts attributable to the January 1, 2004, to June 30, 2004, accounting period, the amounts of which were deducted in calculating the Adjusted Merger Considerations pursuant to Section 1.F.(vi). hereof.

        3.     PETROHAWK, in consultation with RONALD W. CROSBY or his designee, shall prepare and file timely with the Internal Revenue Service a Form 1065 for each Partnership for the accounting period of January 1, 2004, through the date preceding the date of closing and copies thereof shall be provided no later than March 15, 2005, to each partner of the Partnership existing on the date hereof.

        4.     PETROHAWK shall maintain for a period of six years after the date of Closing all accounting and financial files, books, and records delivered to them pursuant to this Agreement with respect to the business, operations, and income of the Partnerships prior to Closing. Such files, books and records shall be available for inspection by any current member of any Partnership, its consultants and representatives, during regular business hours and on reasonable notice to PETROHAWK.

XII
PETROHAWK Deposit and Rights of
Parties on Termination; Default by Target Entities

        A.    Deposit.    Contemporaneously with the execution hereof, PETROHAWK has deposited with Union Bank of California, N.A., at its principal offices in Los Angeles, California ("Escrow Agent"), the sum of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) (the "Deposit") as a deposit in connection with the agreement evidenced thereby, and the Parties hereto and such Escrow Agent have entered into and executed an Escrow Agreement of even date herewith.

        B.    Action if Closing Occurs.    If the Merger transactions herein provided are effected, all of the Deposit and the interest then accumulated or accrued thereon shall be paid and remitted to the

Exchange Agent for the account of the equity owners of the Target Entities as a portion of the Adjusted Merger Consideration to be received.

        C.    Action if Closing Does Not Occur.

        1.     If the Merger transactions herein provided are not effected on or before December 15, 2004, and if the failure to effect such Merger transactions is the result of (i) a breach by WCE or any Target Entity of its covenants, promises and agreements herein made, (ii) a breach of a representation or warranty by such Person which results in a Material Adverse Effect, or (iii) a breach of a warranty or representation contained in Sections II.A.1 (insofar as the provisions thereof relate to the Target Entities and the organization, good standing and qualification of WCE in the State of Texas), II.A.2 and II.A.4, as a result of which a merger transaction herein provided can not be effected, then on the request of PETROHAWK made after such date, the Escrow Agent will promptly remit and refund to PETROHAWK all of such sum so deposited and the interest then accumulated or accrued thereon.

        2.     If the Merger transactions herein provided are not effected on or before December 15, 2004, and if the failure to effect such Merger transactions is the result of a breach by PETROHAWK of its covenants, promises and agreements herein made, the Escrow Agent shall remit and pay to the Exchange Agent for the account of the Target Entities all of such sum so deposited and the interest accumulated or earned thereon, and such sum shall be received by the Target Entities as liquidated damages for such breach and as Target Entities' sole and exclusive remedy.

        3.     If the Merger transactions herein provided are not effected on or before December 15, 2004, for any reason other than a reason stated in clauses 1 and 2 of this Section C, the Escrow Agent shall remit and pay to PETROHAWK the entire amount in the Escrow Account, and no Party hereto and none of their respective directors, officers, stockholders, members or partners shall have any liability or further obligation to any other Party to this Agreement except that Section XV. H. shall remain in full force and effect.

        4.     If the Merger transactions herein provided are not effected on or before December 15, 2004, and if the failure to effect such Merger transactions is the result of a breach by the Target Entities of their covenants, promises and agreements herein made to effect such Merger transactions, the Target Entities will on the demand of PETROHAWK pay to PETROHAWK, as liquidated damages for such breach, the sum of Eight Million Dollars ($8,000,000). The receipt of such sum shall constitute the sole and exclusive remedy of PETROHAWK for such breach.

XIII
Termination

        A.    Right of Termination.    This Agreement and the transactions contemplated herein may be completely terminated at any time at or prior to the Closing:

  (i)
  by mutual consent of the Parties;

  (ii)
  by the Target Entities if the conditions set forth in Section IX are not satisfied or waived prior to Closing;

  (iii)
  by PETROHAWK pursuant to Section V.D., Section VI.C., and Section VII and if the conditions set forth in Section X are not satisfied or waived by PETROHAWK prior to Closing;

  (iv)
  by any Party if the total adjustments to be made to the Initial Merger Consideration pursuant to Section V.D., Section VI.C. and Paragraph VII exceed the Termination Amount and the amount in excess of the Termination Amount has not been waived by PETROHAWK;

  (v)
  by any Party if a Closing shall not have occurred on or before December 15, 2004, for a reason other than the breach by such party of this Agreement; and

  (vi)
  by any Party if, at or prior to a Closing any suit, proceeding, claim or other judicial or administrative matter or action (other than a suit or proceeding instituted directly or indirectly by or on behalf of the party seeking to effect such termination) is pending which directly or indirectly may materially adversely affect the transaction or may affect the Properties by an amount in excess of the Termination Amount.

        B.    Effect of Termination.    In the event of the termination of this Agreement pursuant to any provision of this Paragraph XIII, the rights of the Parties hereto shall be governed by Section XII of this Agreement.

XIV
Indemnification Escrow

        A.    Survival of Representations and Warranties.    All representations, warranties, and covenants made by WCE and the Target Entities in this Agreement shall survive the Closing only to the extent provided in the succeeding provisions of this Paragraph XIV.

        B.    Indemnification.    To indemnify, defend and hold harmless PETROHAWK from and against all Damages incurred, directly, by reason of, or resulting from:

          (i)    any fees, expenses or other payments incurred or owed by the Target Entities to any brokers, financial advisors, attorneys, accountants, or comparable other Persons retained or employed by WCE or the Target Entities in connection with the transactions described in this Agreement; and

          (ii)   (A) the inaccuracy or breach of any of the representations and warranties of WCE or the Target Entities contained in this Agreement and (B) the breach of any of the covenants and agreements of the Target Entities contained in this Agreement, PETROHAWK shall at the Closing make the deposit of the Indemnification Escrow Amount pursuant to clause XI.B.4.

        C.    Limitations on Liability of Target Entities and Limitations on Damages.

          (a)   Any assertion by PETROHAWK that it has sustained damages as a result of (i) the inaccuracy of any representation or warranty made by WCE or the Target Entities herein, or (ii) the breach of any covenant of WCE or the Target Entities herein must be made by PETROHAWK and delivered to the Escrow Agent and the Exchange Agent on or before six (6) months after the Closing Date.

          (b)   No claim shall be made under this Paragraph XIV by any Party or otherwise in connection with this Agreement or the transactions contemplated herein until the sum of the amount of Damages actually incurred by PETROHAWK and attributable to such claim and any prior claims made by PETROHAWK pursuant to Paragraphs V, VI and VII exceeds the Deductible Amount; provided, however, that this deductible shall not be applicable to claims made pursuant to Section XIV.B.(i). If Closing occurs, except to the extent otherwise provided in this Section XIV, any specific Target Entity shall be liable to PETROHAWK (i) only with respect to claims made prior to the deadline set forth in Section XIV.C.(a) above, and (ii) for and only to the extent of Damages in excess of the Deductible Amount. If Closing occurs, PETROHAWK acknowledges and agrees that PETROHAWK's right to recover for Damages is expressly limited to recovery from the Indemnification Escrow Amount, and that PETROHAWK shall have no other right to recover Damages with respect to the transactions described in this Agreement.

          (c)   Under no circumstances whatsoever may either Party recover exemplary, punitive, treble, special, indirect, consequential, remote or speculative damages from the other Party.

          (d)   Notwithstanding anything to the contrary herein contained, the limitations provided in this Section XIV.C. shall not apply in the case of fraud.

        D.    Notice of Claims.    If an indemnity claim is asserted for which PETROHAWK may have a right of recovery from the Indemnity Escrow Account (or would have, but for the application of the Deductible), PETROHAWK shall give the Escrow Agent and the Exchange Agent written notice of the claim setting forth the particulars associated with the claim (including a copy of the written claim, if any) as then known by PETROHAWK ("Claim Notice"). PETROHAWK shall effect notice within such time as will allow the Exchange Agent a reasonable period in which to evaluate and timely respond to the claim; provided, however, the foregoing shall not extend the time limitations set forth in Section XIV.C.(a); provided, further, however, that PETROHAWK shall not be required to provide a Claim Notice unless and until it believes that the claim underlying the indemnity claim could reasonably be expected to exceed the Deductible Amount. If PETROHAWK reasonably believes that it is entitled to indemnification from the Indemnity Escrow Amount for the claim which is the subject of the Claim Notice, the Claim Notice shall so state (such a notice being an "Indemnity Claim Notice").

        E.    Defense of Claims.    Upon receipt of a timely Indemnity Claim Notice, the Exchange Agent may (without prejudice to its right to contest the right of PETROHAWK of indemnity under this Agreement) assume the defense of the claim with counsel selected by the Exchange Agent and reasonably satisfactory to PETROHAWK. PETROHAWK shall cooperate in all reasonable respects in such defense. In all instances, PETROHAWK may employ separate counsel and participate in the defense of any claim; provided, however, the fees and expenses of counsel employed by PETROHAWK will be borne solely by PETROHAWK. If the Exchange Agent does not notify PETROHAWK in writing within the earlier to occur of:

          (a)   three (3) days before the time a response is due in any litigation matter (so long as the Indemnity Claim Notice was presented to the Exchange Agent at least ten (10) days prior to the date the response is due), or

          (b)   thirty (30) days after receipt of the Indemnity Claim Notice, that the Exchange Agent elects to undertake the defense of the claim, PETROHAWK may defend the claim with counsel of PETROHAWK's choice, subject to the right of the Exchange Agent to assume the defense of the claim at any time prior to settlement or final determination thereof. In such event, PETROHAWK shall promptly send written notice to the Exchange Agent of any proposed settlement of the claim, which settlement the Exchange Agent may accept or reject, in its reasonable judgment, within ten (10) days of receipt of the notice, unless the settlement offer is limited to a shorter period, in which case the Exchange Agent will have such shorter period in which to accept or reject the proposed settlement. Failure of the Exchange Agent to accept or reject such settlement within the applicable period will be deemed a rejection of the proposed settlement.

Notwithstanding the foregoing, PETROHAWK may settle any matter over the objection of the Exchange Agent, but in so doing PETROHAWK will waive any right to indemnity therefor as to (and only as to) liabilities with respect to which the Exchange Agent has acknowledged in writing its indemnity obligation.

        F.    Exclusive Remedy.

          (a)   If the Closing occurs, the sole and exclusive remedy of each of the PETROHAWK and the Target Entities with respect to the transactions provided for in this Agreement shall be pursuant to the express indemnification provisions of this Paragraph XIV. Any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, other claims pursuant to or in connection with this Agreement shall be subject to the provisions set forth in this Paragraph XIV.

          (b)   With respect to title defects, environmental defects and casualty losses, and notwithstanding any representations or warranties by WCE and the Target Entities, PETROHAWK agrees and acknowledges that its sole and exclusive remedies with respect to title defects, environmental defects and casualty losses is set forth in Paragraphs V, VI and VII, respectively, of this Agreement. Except for the procedure described in such Paragraphs V, VI and VII and the rights granted to PETROHAWK thereunder, PETROHAWK acknowledges and agrees that it shall have absolutely no other rights against WCE or the Target Entities with respect to title defects, environmental defects and casualty losses.

        G.    Indemnification Escrow Amount Release.    The Indemnification Escrow Amount shall be maintained in escrow for six (6) months following the Closing Date and for so long thereafter as is required to resolve any claims asserted by PETROHAWK prior to the expiration of such six (6) month period. On the first business day after the expiration of such six (6) month period, there shall be released to the Exchange Agent all of that portion of the Indemnification Escrow Amount which is in excess of claims asserted hereunder during such six (6) month period which remain unresolved. Upon the later of (i) the expiration of such six (6) month period, or (ii) the resolution of any such claims asserted prior to the expiration of such six (6) month period, if applicable, the escrow shall close, and the Indemnification Escrow Amount shall be released to the Exchange Agent in accordance with the Indemnification Escrow Agreement. The costs and expenses associated with the escrow pursuant to the Indemnification Escrow Agreement (x) shall be paid from time to time in accordance with the Indemnification Escrow Agreement and (y) shall be paid fifty percent (50%) by PETROHAWK and fifty percent (50%) by the Exchange Agent.

XV
Miscellaneous

        A.    Entire Agreement.    This Agreement, the documents to be executed hereunder, and each Appendix and schedule attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the Parties hereto in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

        B.    Waiver.    No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), and no waiver shall constitute a continuing waiver unless otherwise expressly provided.

        C.    Captions.    The captions in this Agreement are for convenience only and may not be considered a part of or as affecting the construction or interpretation of any provision of this Agreement.

        D.    Governing Law and Arbitration.    This Agreement, all documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the state of Texas, except to the extent the laws of another jurisdiction are applicable to real property situated in such jurisdiction and without regard to laws that might otherwise govern under applicable principles of conflicts of laws.

        All disputes arising out of or in connection with the execution, interpretation or performance of this Agreement, including disputes existing pursuant to Section V.D., Section VI.C., and Section VII.B. shall, to the fullest extent permitted by law, be solely and finally determined by arbitration conducted in the metropolitan area of the City of Dallas, Texas, in accordance with the Texas General Arbitration

Act and the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof. The decision of the arbitrator(s) shall be reduced to writing and shall be binding on the Parties. Judgment upon any award so determined may be entered and executed in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The costs and expenses of such arbitration shall be borne in such manner as may be determined by such arbitrator(s).

        All persons serving as arbitrators hereunder must be experienced in matters relating to the ownership, operation and production of oil and gas properties and the costs and expenses thereof, of the value of such properties, and of the sale and acquisition of such properties.

        E.    Notices.    Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid telegram, overnight courier, telecopier, facsimile transmission, or delivered, as follows:

    If to WCE or a Target Entity:

      Wynn-Crosby Energy, Inc.
      5500 West Plano Parkway
      Suite 200
      Plano, Texas 75093
      Telephone: 972/380-5500
      Fax: 972/380-9570
      Attn: Ronald W. Crosby

    If to PETROHAWK or a PETROHAWK Subsidiary:

      Petrohawk Energy Corporation
      1100 Louisiana,
      Suite 4400
      Houston, Texas 77002
      Telephone: 832-204-2700
      Fax: 832-204-2800
      Attn: Floyd C. Wilson

      with a copy to:

      Hinkle Elkouri Law Firm
      301 North Main
      Suite 2000
      Wichita, Kansas 67202
      Attn: David S. Elkouri
      Fax: 316-660-6111

    If to Exchange Agent:

      Mr. Ronald W. Crosby
      5500 West Plano Parkway
      Suite 200
      Plano, Texas 75093
      Telephone: 972/380-5500
      Fax: 972/380-9570

or to such other address or to the attention of such other person as shall be designated in writing by any party to the other party hereafter. All notices shall be deemed to have been given as of the date of receipt.

        F.    Expenses.    Each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefor from any other party hereto, regardless of whether or not any Merger herein provided is effected.

        G.    Inconsistent Activities.    Unless and until this Agreement has been terminated as provided herein, no Target Entity or WCE shall (i) solicit any offer to acquire, directly or indirectly, any of the Target Entities or any of the Properties, or any interest therein; or (ii) provide information to others concerning the Target Entities or the Properties for the purposes of soliciting an offer to acquire, directly or indirectly, any of the Target Entities or any of the Properties, or any interest therein.

        The preceding provisions of this Section XV.G. shall not prohibit the receipt or consideration by the Target Entities or WCE of an unsolicited bona fide written offer that (i) is not subject to a financing contingency; (ii) is made by a financially responsible third party that WCE determines in good faith has the good faith intent to proceed with negotiations to acquire 100% of the Target Entities; and (iii) is on terms which WCE reasonably determines are more favorable to the Target Entities (taking into account, in addition to the price to be paid, among other things the legal, financial, regulatory and other aspects of the proposal, the third party making the proposal, the likelihood of consummation and the time to complete such transaction). Upon the receipt of such an offer, and prior to any discussions between such third party, WCE or any Target Entity, WCE and the Target Entities shall give PETROHAWK written notice of such offer and the fact that information is being provided to and discussions are taking place with, such third party. After such notice is given, WCE and/or the Target Entities may have discussions with such party of the business, operations, properties and financial condition of the Target Entities and WCE. Prior to accepting any such offer from such third party, the Target Entities shall conduct, in good faith, negotiations with PETROHAWK for a period not less than five (5) days in an effort to make such adjustments to this Agreement such that the offer from the third party is no longer more favorable. Nothing contained herein shall relieve the Target Entities of their covenants, promises and agreements herein made to effect the Merger transactions set forth in this Agreement, and their obligations to make the payment referred to in Section XII.C.4. if the failure to effect such Merger transactions is the result of a breach by the Target Entities of such covenants, promises and agreements. The Target Entities recognize that accepting such offer from a third party would constitute a breach hereunder. The liability of the Target Entities for such breach will be limited to payment of the sum provided in Section XII.C.4.

        H.    Publicity and Confidentiality.    No Party shall provide any information concerning (i) the existence or terms of this Agreement, (ii) the Properties, or (iii) any aspect of the transactions contemplated by this Agreement, to anyone other than their respective affiliates, lending institutions, investment bankers, officers, employees and representatives, except as required by law or by the rules and regulations of the SEC or any exchange or association on which either shares or securities of a Party are traded or as necessary to qualify for exemption from registration in connection with an exempt offering of PETROHAWK securities. WCE and the Target Entities acknowledge that PETROHAWK is a publicly-traded company and is required to disclose the existence of material agreements through filings with the SEC and PETROHAWK will be required to disclose and file this Agreement with the SEC and it will become public upon such disclosure, and PETROHAWK will issue a press release immediately after the execution of this Agreement which will contain details of the transactions contemplated herein.

        The parties understand that PETROHAWK may desire to discuss with other parties prior to Closing the sale of a portion of the Properties to such other parties in transactions that may occur concurrent with or shortly after the Closing. Prior to the disclosure by PETROHAWK of confidential information to such other parties, PETROHAWK will notify the Target Entities in writing of such fact, of the identity of such parties and the Properties being considered for sale, and of the confidential information proposed to be disclosed. Within five (5) days after receipt of such notice, the Target Entities will notify PETROHAWK in writing of their consent to the disclosure of such information or of their refusal of such consent. The failure of the Target Entities to so notify PETROHAWK shall constitute the consent of the Target Entities to such particular disclosure.

        No confidential information shall be so disclosed by PETROHAWK without the consent of the Target Entities, and such consent shall not be unreasonably withheld. Notwithstanding the consent of the Target Entities to such a disclosure, such confidential information shall be disclosed only to a party that has agreed by written instrument to be bound by and to comply with the provisions of this Section XV.H.

        The limitations contained in this Section XV.H. shall terminate on the earlier to occur of (i) the Closing of the transactions contemplated herein, or (ii) such time as the information and data in question becomes generally available to the oil and gas industry other than through the breach by any party hereto or its respective officers, employees or representatives of the obligations of this Section H. If this Agreement is terminated for any reason whatsoever, PETROHAWK shall, on the request of WCE, promptly return to WCE all information and data furnished or made available to PETROHAWK by WCE or the Target Entities and their officers, employees and representatives in connection with the investigation by PETROHAWK of the Target Entities and the Properties.

        I.    Audits.    If under this Agreement an accounting determination or reconciliation is required with respect to any matter arising hereunder, any Party may, at its expense, perform or cause to be performed such audit as is deemed appropriate. The Parties shall cooperate to provide all necessary access to the information required for any such audit.

        J.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        K.    Assignment.    No assignment other than an assignment by PETROHAWK to a subsidiary or affiliate directly or indirectly owned by it with the financial ability to perform all of the obligations herein provided to be performed by PETROHAWK may be made by any Party of this Agreement or of any right, privilege, cause of action or obligation hereunder.

        L.    Related Closings.    Any provision hereof to the contrary notwithstanding, the Merger transactions herein provided with respect to a particular Target Entity may not be effected unless the Merger transactions herein provided with respect to all of the Target Entities are contemporaneously effected.

        M.    Express Negligence; Conspicuousness.    THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. PETROHAWK, WCE AND THE TARGET ENTITIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

        IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date above recited.

WYNN-CROSBY ENERGY, INC.,
for itself and as general partner of each of the limited partnerships identified as General Partners in the foregoing Agreement and Plan of Mergers, each of which general partners executes on behalf of itself and the Limited Partnership of which it is identified in such Agreement and Plan of Mergers as general partner
By:	/s/ RONALD W. CROSBY Ronald W. Crosby, President
WCOG PROPERTIES, LTD. By Wynn-Crosby GP, LLC, its General Partner
By	/s/ RONALD W. CROSBY Ronald W. Crosby, Sole Manager
/s/ RONALD W. CROSBY Ronald W. Crosby, Sole Manager
PETROHAWK ENERGY CORPORATION
By:	/s/ FLOYD C. WILSON Floyd C. Wilson, President

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  Exhibit 2.2
AGREEMENT AND PLAN OF MERGERS